Exhibit 23.1

KPMG Audit Plc
1 Puddle Dock London EC4V 3PD United Kingdom	Tel +44 (0) 20 7694 4510 Fax +44 (0) 20 7311 2917 DX 38050 Blackfriars E-mail iain.bannatyne@kpmg.co.uk Mobile 07774 702693

The Board of Directors

Telewest Global, Inc.

Care of CT Corporation

1209 Orange Street

Wilmington DE

19801

USA

29 March 2004

Dear Sirs

Telewest Global Inc

We consent to the use of our report included herein and to the references to our firm under the heading “Experts” in the shareholders’ circular and prospectus.

Telewest Communications plc

We consent to the use of our report included herein and to the references to our firm under the heading “Experts” in the shareholders’ circular and prospectus.

Our report dated March 23, 2004, contains an explanatory paragraph that states that Telewest Communications plc and its subsidiaries (the ‘Group’) is undergoing financial restructuring and that this raises substantial doubt about the Group’s ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

Our report states that the 2002 consolidated financial statements have been restated.

Our report states that in the consolidated financial statements, the Company changed its method of accounting for intangible assets in 2002 and derivative financial instruments in 2001.

Yours faithfully

/s/ KPMG Audit Plc KPMG Audit Plc

KPMG Audit Plc, a company incorporated under the UK Companies Acts, is a member of KPMG International, a Swiss non operating association	Registered in England No. 3110745 Registered office 8 Salisbury Square London EC4Y 8BB